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                                   EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGE:

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
                                                 Three                    Three                    Six                     Six
                                              Months Ended            Months Ended             Months Ended            Months Ended
                                             June 30, 1997            June 30, 1998           June 30, 1997           June 30, 1998
Income (loss) before provision for
 income taxes                                       $  967                 $(4,836)                 $ 1,631                $(1,504)
  Add fixed charges
Interest costs including amortization                  245                     380                      408                    653
of debt issuance cost                          -----------             -----------              -----------            -----------
  Earnings                                          $1,212                 $(4,456)                 $ 2,039                $  (851)

Fixed charges:
Interest expense including
 amortization of debt issuance costs                   245                     380                      408                    653
Capitalized interest                                 1,606                   1,570                    2,944                  2,516
                                               -----------             -----------              -----------            -----------
Total fixed charges                                 $1,851                 $ 1,950                  $ 3,352                $ 3,169
                                               -----------             -----------              -----------            -----------
    Ratio of earnings to fixed charges                 .65                N/A                           .61                    N/A

Deficiency of earnings to cover fixed
 charges                                            $ (639)                $(6,406)                 $(1,313)               $(4,020)
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